Exhibit 99.1

NEWS
RELEASE

2008-06

FOR IMMEDIATE RELEASE
Contact: Doug Aron
(713) 688-9600 x145

FRONTIER OIL REPORTS FIRST QUARTER 2008 RESULTS

HOUSTON, TEXAS, May 7, 2008 – Frontier Oil Corporation (NYSE: FTO) today announced quarterly net income of $46.0 million, or $0.44 per diluted share, for the quarter ended March 31, 2008, compared to net income of $74.7 million, or $0.68 per diluted share, for the quarter ended March 31, 2007.  The decrease in earnings was due to lower refining margins and reduced throughput resulting from a planned turnaround at the El Dorado refinery.

Frontier’s diesel crack spread remained strong for the first quarter of 2008, averaging $20.71 per barrel, compared to $21.66 per barrel in the first quarter of 2007.  As a result of high crude oil prices and weaker demand, Frontier’s gasoline crack spread declined to $4.04 per barrel for the first quarter of 2008, compared to $12.92 per barrel in the first quarter of 2007.  In contrast to the decline in crack spreads, light/heavy crude oil differentials improved significantly.  For the first quarter of 2008, the light/heavy crude oil differential averaged $19.69 per barrel, compared to $13.05 in the first quarter of 2007.  The WTI/WTS spread averaged $4.64 per barrel in the first quarter of 2008, compared to $4.34 per barrel in the first quarter of 2007.

Frontier’s total charges for the first quarter of 2008 were 126,018 barrels per day (“bpd”) compared to 166,529 bpd in the first quarter of 2007.  The decrease was mainly due to reduced throughput at the El Dorado refinery during the 39-day planned maintenance turnaround which began on March 1, 2008.  During the shutdown, a new vacuum tower was successfully installed, increasing the total crude throughput capacity and increasing El Dorado’s capability to process higher levels of heavy crude oil.  Frontier’s combined percentage of heavy crude oil processed in the first quarter of 2008 was 50.2 percent, compared to 25.0 percent in the first quarter of 2007.  For the second quarter, total crude throughput is expected to be approximately 143,500 bpd.

Frontier’s Chairman, President, and CEO, James Gibbs, commented, “Despite the difficulties in the market this past quarter with the sharp increase in crude oil prices and lower gasoline demand, Frontier continues to operate as a profitable, efficient processor of heavy crude oils.  To maximize the crude advantages in our markets, we have invested in our plants’ abilities to process these less expensive heavy and sour crudes.  Our new vacuum tower in El Dorado is one of the largest in the nation.  Despite the downtime in El Dorado, Frontier processed an average of 52,000 barrels per day of heavy crude in the first quarter, compared to 38,000 barrels per day of heavy crude in the first quarter of 2007.  We are also maximizing our distillate yield to take full advantage of the strong diesel market.  In the second quarter, we will continue to capitalize on heavy crude oil throughput and diesel margin strength in our focus to maximize profitability for our shareholders.”

For the three months ending March 31, 2008, Frontier generated $64.8 million in cash flow before changes in working capital.  Frontier’s cash balance at March 31, 2008 was $154.3 million, down from $297.4 million at December 31, 2007 due to $64.1 million in share repurchases, $43.6 million in net capital expenditures, and $91.1 million used in working capital changes.  As of March 31, 2008, there were no borrowings under the Company’s revolving credit facility, and the net debt to book capitalization ratio was negative 0.4 percent.

The first quarter 2008 results include an after-tax hedging loss of $16.8 million, or $0.16 per diluted share, compared to an after-tax loss of $1.4 million, or $0.01 per diluted share, for the first quarter of 2007.  The first quarter 2008 results also include an after-tax inventory gain of approximately $62.5 million, or $0.60 per diluted share, compared to a gain of $2.0 million, or $0.02 per diluted share, for the same period of 2007.

Conference Call

A conference call is scheduled for today, May 7, 2008 at 11:00 a.m. eastern time, to discuss the financial results.  To access the call, please dial (877) 852-6561.  For those individuals outside the United States, please call (719) 325-4771.  A recorded replay of the call may be heard through May 21, 2008 by dialing (888) 203-1112 (international callers (719) 457-0820) and entering the code 9792242.  In addition, the real-time conference call and a recorded replay will be available via webcast.  To access the call or the replay via the Internet, go to www.frontieroil.com and register from the Investor Relations page of the site.

Frontier operates a 120,000 bpd refinery located in El Dorado, Kansas, and a 52,000 bpd refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states.  Information about the Company may be found on its website www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

FRONTIER OIL CORPORATION

	Three Months Ended
	March 31,
	2008	2007
INCOME STATEMENT DATA ($000's except per share)
Revenues	$1,185,783	$1,047,883
Raw material, freight and other costs	999,128	839,865
Refining operating expenses, excluding depreciation	87,560	71,163
Selling and general expenses, excluding depreciation	10,355	11,032
(Gain) Loss on sale of assets	(37)	2,028
Operating income before depreciation	88,777	123,795
Depreciation, accretion and amortization	14,940	11,123
Operating income	73,837	112,672
Interest expense and other financing costs	1,639	2,956
Interest and investment income	(2,313)	(5,327)
Provision for income taxes	28,542	40,323
Net income	$45,969	$74,720
Net income per diluted share	$0.44	$0.68
Average shares outstanding (000's)	104,018	110,320

OTHER FINANCIAL DATA ($000's)
EBITDA (1)	$88,777	$123,795
Cash flow before changes in working capital	64,761	122,602
Working capital changes	(91,113)	17,105
Net cash provided (used) by operating activities	(26,352)	139,707
Net cash used by investing activities	(51,066)	(60,139)

OPERATIONS
Consolidated
Operations (bpd)
Total charges	126,018	166,529
Gasoline yields	65,498	77,545
Diesel yields	38,824	61,367
Total sales	137,129	170,744

Refinery operating margins information ($ per sales bbl)
Refined products revenue	$96.77	$68.33
Raw material, freight and other costs	80.06	54.65
Refinery operating expenses, excluding depreciation	7.02	4.63
Depreciation, accretion and amortization	1.19	0.72

Cheyenne Refinery light/heavy crude oil differential ($ per bbl)	$18.56	$13.24
WTI/WTS Differential ($ per bbl)	4.64	4.34
El Dorado Refinery light/heavy crude oil differential ($ per bbl)	21.68	12.39

BALANCE SHEET DATA ($000's)	March 31, 2008	December 31, 2007
Cash, including cash equivalents (a)	$154,261	$297,399
Working capital	461,672	529,510
Short-term and current debt (b)	-	-
Total long-term debt (c)	150,000	150,000
Shareholders' equity (d)	1,021,847	1,038,614
Net debt to book capitalization (b+c-a)/(b+c-a+d)	-0.4%	-16.5%

(1) EBITDA represents income before interest expense and other financing costs, interest and investment income, income tax, and depreciation, accretion and amortization. EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the EBITDA calculation are derived from amounts included in the consolidated financial statements of the Company.  EBITDA should not be considered as an alternative to net income or operating income, as an indication of operating performance of the Company or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies.  EBITDA is presented here because the Company believes it enhances an investor’s understanding of Frontier’s ability to satisfy principal and interest obligations with respect to Frontier’s indebtedness and to use cash for other purposes, including capital expenditures.  EBITDA is also used for internal analysis and as a basis for financial covenants. Frontier’s EBITDA for the three months ended March 31, 2008 and 2007 is reconciled to net income as follows:

	Three Months Ended
	March 31,
	2008	2007
Net income	$45,969	$74,720
Add provision for income taxes	28,542	40,323
Add interest expense and other financing costs	1,639	2,956
Subtract interest and investment income	(2,313)	(5,327)
Add depreciation, accretion and amortization	14,940	11,123
EBITDA	$88,777	$123,795

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